                                 Unitog Company

                                      and

                          Unitog Rental Services, Inc.





                                 Note Agreement



                          Dated as of December 1, 1993



                      Re:  $20,000,000 5.79% Senior Notes
                             Due December 15, 2003

                               Table of Contents
                         (Not a part of the Agreement)


Section                              Heading                             Page

Section 1.  Description of Notes and Commitment                            1

  Section 1.1.  Description of Notes                                       1
  Section 1.2.  Commitment, Closing Date                                   2

Section 2.  Prepayment of Notes                                            2

  Section 2.1.  Required Prepayments                                       2
  Section 2.2.  Optional Prepayment With Premium                           3
  Section 2.3.  Notice of Optional Prepayments                             3
  Section 2.4.  Application of Prepayments                                 4
  Section 2.5.  Direct Payment                                             4

Section 3.  Representations                                                4

  Section 3.1.  Representations of the Constituent Companies               4
  Section 3.2.  Representations of the Purchaser                           4

Section 4.  Closing Conditions                                             5

  Section 4.1.  Conditions                                                 5
  Section 4.2.  Waiver of Conditions                                       6

Section 5.  Constituent Company Covenants                                  7

  Section 5.1.  Corporate Existence, Etc                                   7
  Section 5.2.  Insurance                                                  7
  Section 5.3.  Taxes, Claims for Labor and Materials; Compliance
                with Laws                                                  7
  Section 5.4.  Maintenance, Etc                                           8
  Section 5.5.  Nature of Business                                         8
  Section 5.6.  Current Ratio                                              8
  Section 5.7.  Consolidated Stockholders' Equity                          8
  Section 5.8.  Fixed Charges Coverage Ratio                               8
  Section 5.9.  Limitations on Indebtedness                                8
  Section 5.10. Limitation on Liens                                       10
  Section 5.11. Restricted Payments                                       12
  Section 5.12. Investments                                               13
  Section 5.13. Mergers, Consolidations and Sales of Assets               14
  Section 5.14. Repurchase of Notes                                       18
  Section 5.15. Transactions with Affiliates                              18
  Section 5.16. Multiemployer Plan Liability and Termination of
                Pension Plans                                             18
  Section 5.17. Reports and Rights of Inspection                          19
  Section 5.18. Additional Constituent Companies                          22

  Section 5.19. Contribution and Conveyance                               22
  Section 5.20. Prohibition of Extension of the Lincoln National Liens    23
  Section 5.21. Prohibition of Change in Fiscal Year                      23

Section 6.  Events of Default and Remedies Therefor                       23

  Section 6.1.  Events of Default                                         23
  Section 6.2.  Notice to Holders                                         24
  Section 6.3.  Acceleration of Maturities                                25
  Section 6.4.  Rescission of Acceleration                                25

Section 7.  Amendments, Waivers and Consents                              26

  Section 7.1.  Consent Required                                          26
  Section 7.2.  Solicitation of Holders                                   26
  Section 7.3.  Effect of Amendment or Waiver                             26

Section 8.  Interpretation of Agreement; Definitions                      26

  Section 8.1.  Definitions                                               26
  Section 8.2.  Accounting Principles                                     36
  Section 8.3.  Directly or Indirectly                                    36

Section 9.  Miscellaneous                                                 37

  Section 9.1.  Registered Notes                                          37
  Section 9.2.  Exchange of Notes                                         37
  Section 9.3.  Loss, Theft, Etc. of Notes                                37
  Section 9.4.  Expenses, Stamp Tax Indemnity                             38
  Section 9.5.  Powers and Rights Not Waived; Remedies Cumulative         38
  Section 9.6.  Notices                                                   38
  Section 9.7.  Successors and Assigns                                    39
  Section 9.8.  Survival of Covenants and Representations                 39
  Section 9.9.  Severability                                              39
  Section 9.10. Governing Law                                             39
  Section 9.11. Submission to Jurisdiction                                39
  Section 9.12. Captions                                                  39

Signature                                                                 40

Attachments to Note Agreement:

Schedule I  -  Name and Address of Purchaser and Amount of Commitment

Schedule II -  Specified Indebtedness; Liens; Capitalized Leases; Subsidiaries

Exhibit A   -  Form of 5.79% Senior Note

Exhibit B   -  Representations and Warranties of the Constituent Companies

Exhibit C   -  Description of Special Counsel's Closing Opinion

Exhibit D   -  Description of Closing Opinion of Outside Counsel to the
               Constituent Companies

Exhibit E   -  Description of Closing Opinion of the General Counsel for the
               Constituent Companies

Exhibit F   -  Form of Joinder Agreement

Exhibit G   -  Form of Additional Constituent Company Counsel Opinion

                                 Unitog Company
                              101 West 11th Street
                          Kansas City, Missouri  64105


                          Unitog Rental Services, Inc.
                              101 West 11th Street
                          Kansas City, Missouri  64105


                                 Note Agreement


                        Re:  $20,000,000 5.79% Senior Notes
                               Due December 15, 2003


                                                                     Dated as of
                                                                December 1, 1993

To the Purchaser named in Schedule I
  hereto which is a signatory of this
  Agreement


Ladies and Gentlemen:

  The undersigned, Unitog Company, a Delaware corporation (the "Parent"), and Unitog Rental Services, Inc., a California corporation ("Rental", together with the Parent and Subsidiaries fulfilling the requirements of e5.19 after the date hereof, being hereinafter collectively referred to as the "Constituent Companies" and individually as a "Constituent Company"), jointly and severally agree with you as follows:

Section 1.  Description of Notes and Commitment;.

  Section 1.1. Description of Notes;. The Constituent Companies will authorize the issue and sale of $20,000,000 aggregate principal amount of their 5.79% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 5.79% per annum, payable quarterly on the fifteenth day of each March, June, September and December in each year (commencing March 15, 1994) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on December 15, 2003, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If any amount of principal, premium or interest on or in respect of the Notes becomes due and payable on any date which is not a Business Day, such amount shall be payable on the immediately succeeding Business Day. The Notes are not subject to prepayment or redemption at the option of the Constituent Companies prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in e2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement. You are hereinafter sometimes referred to as the "Purchaser". The terms which are capitalized herein shall have the meanings set forth in e8.1 unless the context shall otherwise require.

  Section 1.2. Commitment, Closing Date;. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Constituent Companies agree to issue and sell to you, and you agree to purchase from the Constituent Companies, Notes in the principal amount set forth opposite your name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

  Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at United Missouri Bank, Kansas City, Missouri, ABA #101000695, Acct. #9870515318 in the amount of the purchase price at 10:30 A.M., New York, New York time, on December 15, 1993 or such later date (not later than December 20, 1993) as shall mutually be agreed upon by the Constituent Companies and the Purchaser (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of such nominee, as may be specified in Schedule I attached hereto and in substantially the form attached hereto as Exhibit A.

Section 2.  Prepayment of Notes;.

  Section 2.1. Required Prepayments;. In addition to paying the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Constituent Companies agree that on the fifteenth day of June and December in each year, commencing December 15, 1997 and ending June 15, 2003, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the following:

              DATE OF REQUIRED               PRINCIPAL AMOUNT OF
                  PAYMENT                    REQUIRED PREPAYMENT
              December 15, 1997                 $1,538,460
                June 15, 1998                   $1,538,460
              December 15, 1998                 $1,538,460
                June 15, 1999                   $1,538,460
              December 15, 1999                 $1,538,460
                June 15, 2000                   $1,538,460
              December 15, 2000                 $1,538,460
                June 15, 2001                   $1,538,460
              December 15, 2001                 $1,538,460
                June 15, 2002                   $1,538,460
              December 15, 2002                 $1,538,460
                June 15, 2003                   $1,538,470

The entire remaining principal amount of the Notes shall become due and payable on December 15, 2003. No premium shall be payable in connection with any required prepayment made pursuant to this e2.1.

  In the event that the Constituent Companies shall prepay less than all of the Notes pursuant to e2.2 hereof, the amounts of the prepayments required by this e2.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to e2.2 is of the aggregate principal amount of outstanding Notes immediately prior to such prepayment.

  Section 2.2. Optional Prepayment With Premium;. In addition to the payments required by e2.1, upon compliance with e2.3, the Constituent Companies shall have the privilege at any time and from time to time of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $1,000,000 and in multiples of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of two Business Days prior to the date of such prepayment pursuant to this e2.2.

  Section 2.3.   Notice of Optional Prepayments;.  The Constituent
Companies will give written notice of any prepayment of the Notes pursuant to e2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the holder's Notes to be prepaid on such date, (c) that a premium may be payable, (d) the date when such premium will be calculated and the name of the Computing Holder to make such calculation, and (e) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. The notice to the Computing Holder shall set forth in addition to the foregoing information the names and addresses of, and the respective principal amounts of the Notes held by, the other holders of the Notes. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. The Computing Holder shall give written notice by facsimile communication to the Parent and each other holder of the Notes, on the second Business Day preceding the date for such prepayment, of the amount of the Make-Whole Amount in respect of the Notes held by it and such other holders, which notice shall set forth in reasonable detail the computation thereof. The Make-Whole Amount set forth in such notice shall be binding on the Constituent Companies and each other holder of the Notes absent manifest error.

  Section 2.4. Application of Prepayments;. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

  Section 2.5. Direct Payment;. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent Institutional Holder which has given written notice to the Constituent Companies requesting that the provisions of this e2.5 shall apply, the Constituent Companies will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee's address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Constituent Companies or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Constituent Companies from you, from your nominee or from any such subsequent Institutional Holder, the Constituent Companies will make such payments in immediately available funds to such bank account, no later than 12:00 p.m. New York, New York, time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing. If for any reason whatsoever the Constituent Companies do not make any such payment by such 12:00 p.m. transmittal time, such payment shall be deemed to have been made on the next following Business Day and such payment shall bear interest at the Overdue Rate as provided herein.

Section 3.  Representations;.

  Section 3.1. Representations of the Constituent Companies;. Each of the Constituent Companies represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

  Section 3.2. Representations of the Purchaser;. (a) You represent, and in entering into this Agreement the Constituent Companies understand, that you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of your property shall at all times be and remain within your control.

    (b) You further represent that no part of the funds to be used by you to purchase the Notes constitutes assets allocated to any separate account maintained by you. As used in this e3.2(b), the term "separate account" shall have the meaning assigned to it in ERISA.

Section 4.  Closing Conditions;.

  Section 4.1. Conditions;. Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Constituent Companies of their agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

    (a) Closing Certificate. You shall have received a certificate dated the Closing Date, signed by the President or a Vice President of each of the Constituent Companies, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (1) the representations and warranties of the Constituent Companies set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date, (2) the Constituent Companies have performed all of their obligations hereunder which are to be performed on or prior to the

Closing Date, and (3) no Default or Event of Default has occurred and is continuing.

    (b) Legal Opinions; Expenses. You shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, from Bryan Cave, outside counsel for the Constituent Companies, and from Robert M. Barnes, Esq., General Counsel for the Constituent Companies, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits C, D and E, respectively, hereto. The reasonable fees and expenses of Chapman and Cutler shall be paid on the Closing Date by the Constituent Companies.

    (c) Constituent Companies' Existence and Authority. On or prior to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to the Constituent Companies as you may reasonably request in order to establish the existence and good standing of each of the Constituent Companies and the authorization of the transactions contemplated by this Agreement.

    (d) Related Transactions. The Constituent Companies shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement.

    (e) Private Placement Number. On or prior to the Closing Date, special counsel to the Purchaser shall have duly made the appropriate filings with Standard & Poor's CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, in order to obtain a private placement number for the Notes.

    (f) Funding Instructions. You shall have received written instructions executed by a Responsible Officer of the Parent directing the manner of the payment of funds and setting forth (1) the name of the transferee bank, (2) such transferee bank's ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, and (4) the name and telephone number of the account representative responsible for verifying receipt of such funds.

    (g) Legality of Investment. The Notes to be purchased by you shall be a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called "basket provisions" to such laws).

    (h) Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by you on the Closing Date on the terms and conditions herein provided (including the use of the proceeds of the Notes by the Constituent Companies and their Subsidiaries) shall not violate any applicable law or governmental regulation (including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System) and shall not subject you to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation relating to the extension of credit, and you shall have received such certificates or other evidence as you may request to establish compliance with this condition.

    (i) Environmental Information. You shall have received such available information regarding environmental matters reasonably requested by you or your special counsel.

    (j) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

  Section 4.2.   Waiver of Conditions;.  If on the Closing Date the
Constituent Companies fail to tender to you the Notes to be issued to you on such date or if the conditions specified in e4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in e4.1 have not been fulfilled, you may waive compliance by the Constituent Companies with any such condition to such extent as you may in your sole discretion determine. Nothing in this e4.2 shall operate to relieve the Constituent Companies of any of their obligations hereunder or to waive any of your rights against the Constituent Companies.

Section 5.  Constituent Company Covenants;.

  From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

  Section 5.1. Corporate Existence, Etc;. (a) Each of the Constituent Companies will preserve and keep in full force and effect its corporate existence, provided that the foregoing shall not prevent any transaction permitted by e5.13. Each of the Constituent Companies will preserve and keep in full force and effect all licenses and permits necessary to the proper conduct of its business, the failure of which to preserve and keep would be reasonably likely to materially and adversely affect the properties, business, prospects or financial condition of the Parent and its Subsidiaries taken as a whole.

    (b) Each of the Constituent Companies will cause each of its Subsidiaries to preserve and keep in full force and effect such Subsidiary's corporate existence and all licenses and permits necessary to the proper conduct of its business the failure of which to preserve and keep such corporate existence or licenses and permits would be reasonably likely to materially and adversely affect the properties, business, prospects or financial condition of the Parent and its Subsidiaries taken as a whole, provided that the foregoing shall not prevent any transaction permitted by e5.13.

  Section 5.2. Insurance;. Each of the Constituent Companies will maintain, and will cause each of its Subsidiaries to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

  Section 5.3.   Taxes, Claims for Labor and Materials; Compliance with Laws';.
    (a) Each of the Constituent Companies will promptly pay and discharge, and will cause each of its Subsidiaries promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon such Constituent Company or such Subsidiaries, respectively, or upon or in respect of all or any part of the property or business of such Constituent Company or such Subsidiaries, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of such Constituent Company or such Subsidiaries; provided that no Constituent Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of such Constituent Company or such Subsidiary or any material interference with the use thereof by such Constituent Company or such Subsidiary, and (2) such Constituent Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

    (b) Each of the Constituent Companies will promptly comply and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules and regulations to which it is subject, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Laws, the violation of which would be reasonably likely to materially and adversely affect the properties, business, prospects, or financial condition of the Parent and its Subsidiaries taken as a whole.

  Section 5.4. Maintenance, Etc;. Each of the Constituent Companies will maintain, preserve and keep, and will cause each of its Subsidiaries to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that such properties are suitable for the operation of its business.

  Section 5.5. Nature of Business;. None of the Constituent Companies nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Constituent Companies and their Subsidiaries would be substantially changed from the general nature of the business engaged in by the Constituent Companies and their Subsidiaries on the date of this Agreement.

  Section 5.6. Current Ratio;. The Parent will at all times keep and maintain the ratio of Consolidated Current Assets to Consolidated Current Liabilities at not less than 1.25 to 1.00.

  Section 5.7. Consolidated Stockholders' Equity;. The Parent will at all times keep and maintain Consolidated Stockholders' Equity at an amount not less than the sum of (a) $48,000,000 plus (b) 50% of Consolidated Net Earnings for each fiscal quarter ending after August 1, 1993 and prior to the date of determination thereof computed on a cumulative basis, provided that for purposes of the foregoing calculation, Consolidated Net Earnings shall be deemed to be zero for any fiscal quarter period for which Consolidated Net Earnings is less than or equal to zero.


  Section 5.8. Fixed Charges Coverage Ratio;. The Parent will keep and maintain as of the end of each fiscal quarter of the Parent the ratio of Net Earnings Available for Fixed Charges to Fixed Charges for the period of four consecutive fiscal quarters then ending at not less than 2.00 to 1.00.

  Section 5.9. Limitations on Indebtedness;. (a) The Parent will at all times keep and maintain the ratio of Consolidated Funded Debt to Consolidated Total Capitalization at not more than 0.6 to 1.0.

    (b) The Parent will at all times keep and maintain the ratio of Consolidated Specified Indebtedness to Consolidated Stockholders' Equity at not more than 2.5 to 1.0.

    (c) The Parent and its Subsidiaries will not create, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Indebtedness secured by Liens permitted by e5.10(l), unless at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof the sum of (1) all Indebtedness of the Parent and its Subsidiaries secured by Liens permitted by e5.10(l) plus (2) all Specified Indebtedness incurred by Non-Obligor Subsidiaries pursuant to e5.9(d)(6) (other than Specified Indebtedness of such Non-Obligor Subsidiary which is included in clause (1) immediately above) shall not exceed:

      (i) 15% of Consolidated Stockholders' Equity, at any time prior to the release of the Lincoln National Liens; and

      (ii) 25% of Consolidated Stockholders' Equity, at all times after the release of the Lincoln National Liens.

    (d) The Constituent Companies will not permit any Non-Obligor Subsidiary to, create, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Specified Indebtedness, except:

      (1) Capitalized Leases entered into the normal and ordinary course of the business of such Non-Obligor Subsidiary;

      (2) Specified Indebtedness owed to a Constituent Company or to a Wholly-owned Subsidiary;

      (3)  Industrial Development Bonds;

      (4) Specified Indebtedness assumed at the time of acquisition or purchase of any business entity, so long as such Specified Indebtedness was not incurred, extended or renewed in contemplation of such acquisition or purchase;

      (5) Specified Indebtedness secured by Liens permitted by e5.10 (a) through (k); and

      (6) other Specified Indebtedness; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof the sum of (i) all Specified Indebtedness incurred pursuant to this e5.9(d)(6) plus
(ii) all Indebtedness of the Parent and its Subsidiaries secured by Liens permitted by e5.10(l) (other than Specified Indebtedness of a Non-Obligor Subsidiary which is included in clause (i) immediately above) shall not exceed:

      (A) 15% of Consolidated Stockholders' Equity, at any time prior to the release of the Lincoln National Liens; and

      (B) 25% of Consolidated Stockholders' Equity, at all times after the release of the Lincoln National Liens.

    (e) The renewal, extension or refunding of any Indebtedness secured by Liens, Funded Debt or Specified Indebtedness, issued, incurred or outstanding pursuant to this e5.9 shall constitute the issuance of additional Indebtedness secured by Liens, Funded Debt or Specified Indebtedness which is, in turn, subject to the limitations of the applicable provisions of this e5.9.

    (f) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this e5.9 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness secured by Liens, Funded Debt or Specified Indebtedness of such corporation existing immediately after it becomes a Subsidiary.

  Section 5.10.    Limitation on Liens;.  Each of the Constituent
Companies will not, and will not permit any of its Subsidiaries to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any of its Subsidiaries to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

    (a) Liens for property taxes and assessments or governmental charges or levies, provided that payment thereof is not at the time required by e5.3;

    (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which a Constituent Company or Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured; provided in each case, such Constituent Company or Subsidiary shall set aside on its books adequate reserves with respect thereto;

    (c) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall have expired; provided that the aggregate amount of such judgments or awards shall not exceed $10,000,000 in the aggregate at any one time outstanding and each such judgment and award shall be discharged within 60 days of the creation thereof;

    (d) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's, carrier's and attorneys' liens and statutory landlords' liens), Liens securing claims or demands of mechanics, workmen, repairmen and materialmen, and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money and which do not in the aggregate materially impair the use of any property which is material to the business and operations of the Parent and its Subsidiaries, taken as a whole, or the value of such property, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and such Constituent Company or Subsidiary, as the case may be, shall have set aside on its books adequate reserves with respect thereto;

    (e) survey exceptions or encumbrances, easements or reservations, covenants, conditions, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not individually or in the aggregate materially impair the use of properties which are material to the operation of the business of the Parent and its Subsidiaries taken as a whole;

    (f) Liens securing Indebtedness of a Subsidiary to any Constituent Company or to another Wholly-owned Subsidiary;

    (g)  the Lincoln National Liens;

    (h)  Liens securing Industrial Development Bonds;

    (i)  Liens existing as of the Closing Date and described on Schedule
II hereto;

    (j) Liens created or incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition or construction of fixed assets useful and intended to be used in carrying on the business of a Constituent Company or a Subsidiary, including Liens existing on such fixed assets at the time of acquisition or construction thereof or at the time of acquisition by such Constituent Company or Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the consideration for the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (1) the Lien shall attach solely to the fixed assets acquired or constructed, (2) such Lien shall have been created or incurred within 180 days of the date of acquisition or construction, (3) at the time of acquisition or construction of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets, whether or not assumed by such Constituent Company or Subsidiary, shall not exceed an amount equal to 100% of the fair market value at the time of acquisition or construction of such fixed assets (as determined in good faith by the Board of Directors of such Constituent Company or Subsidiary),
(4) in the case of the creation or incurrence of any Capitalized Lease, the fixed asset which is the subject thereof if previously owned by a Constituent Company or Subsidiary shall have been sold or otherwise disposed of within the limitations provided in e5.13(b)(2), and (5) all such Indebtedness shall have been incurred within the applicable limitations provided in e5.9;

    (k) leases or subleases of property owned by any Constituent Company or Subsidiary wherein such Constituent Company or Subsidiary is the lessor thereunder; provided that any such lease is entered into within the applicable limitations of e5.13(b); and

   (l) Liens created or incurred after the Closing Date given to secure Indebtedness of the Parent or any of its Subsidiaries in addition to the Liens permitted by the preceding clauses (a) through (k) hereof, provided that all Indebtedness secured by such Liens shall have been incurred within the applicable limitations provided in e5.9.

  Section 5.11. Restricted Payments;. (a) None of the Constituent Companies will except as hereinafter provided:

      (1) Declare or pay any dividends, either in cash or property, on any shares of its capital stock excluding, without limitation, Specified Preferred Stock) of any class (except dividends or other distributions which are payable only to another Constituent Company or are payable solely in shares of capital stock (other than in shares of Specified Preferred Stock));

      (2) Directly or indirectly, or through any Subsidiary or through any Affiliate of such Constituent Company, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock; provided that Rental may purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of capital stock owned by the Parent; or

      (3) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock (other than in respect of Specified Preferred Stock), except to another Constituent Company;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "Restricted Payments"), if after giving effect thereto the aggregate amount of Restricted Payments made during the period after August 1, 1993 to and including the date of the making of the Restricted Payment in question by all of the Constituent Companies would exceed the sum of (i) $14,000,000 plus (ii) 50% of Consolidated Net Earnings for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Earnings is a negative figure, then minus 100% of such negative figure), plus (iii) the aggregate amount of net cash proceeds received by the Constituent Companies from the issue or sale of shares of capital stock (including the re-issuance of treasury stock but excluding the issuance of Specified Preferred Stock) of Constituent Companies during such period to Persons other than a Constituent Company or a Subsidiary.

    (b) The Constituent Companies will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

    (c) For the purposes of this e5.11, the amount of any Restricted payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the relevant Constituent Company) of such property at the time of the making of the Restricted Payment in question.

   (d) The Constituent Companies will not authorize or make a Restricted Payment if after giving effect to the proposed Restricted Payment a Default or Event of Default would exist.

  Section 5.12. Investments;. Each of the Constituent Companies will not, and will not permit any of its Subsidiaries to, make any Investments, other than:

      (a) Investments in and to Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Subsidiary;

      (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Constituent Companies or any Subsidiary, is accorded a rating of "A-1+" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.;

      (c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof;

      (d) Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and rated "B+" or better by Sheshunoff Information Services, Inc.;

      (e) Investments in money market mutual funds investing in Securities described in clauses (b), (c) or (d) of this e5.12 which in any such case would be classified as a current asset in accordance with GAAP and which are managed by a fund manager having at least $2,500,000,000 under management;

      (f) Investments in (i) Federally tax-exempt municipal Securities maturing in twelve months or less from the date of acquisition by the Constituent Companies or any Subsidiary thereof and which, at the time of acquisition, are rated "A" or better by Standard & Poor's Corporation or "A2" or better by Moody's Investors Service, Inc.; or (ii) mutual funds or investment trusts investing in Federally tax-exempt municipal Securities which, at the time of acquisition by the Constituent Companies or any Subsidiary thereto, are rated "A" or better by Standard & Poor's Corporation or "A2" or better by Moody's Investors Service, Inc.; provided that (1) such Investment is a marketable and highly liquid Investment as evidenced by the general trading of such Investment on an established financial market; (2) the ability of the Constituent Companies to purchase and sell such Investment shall not be contractually restricted in any manner; (3) the original amount of such Investment shall not be subject to any risk whatsoever as represented by such mutual fund or investment trust other than the bankruptcy of such mutual fund or investment trust; (4) the fund or trust is managed by a manager having at least $2,500,000,000 under management; and (5) such Investment shall not exceed a term of 60 days;

      (g) Investments in money market preferred stock rated "A" or better by Standard & Poor's Corporation or "A2" or better by Moody Investors Service,

Inc.; and

      (h) other Investments (in addition to those permitted by the foregoing provisions of this e5.12), provided that (1) all such other Investments shall not at any time exceed 20% of Total Assets and (2) after giving effect to such other Investments, no Default or Event of Default shall have occurred and be continuing.

  In valuing any Investments for the purpose of applying the limitations set forth in this e5.12, such Investments shall be taken at the book value thereof.

  For purposes of this e5.12, at any time when a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time. Any continuing Investment by any Constituent Company or Subsidiary in any entity which ceases to be a Subsidiary pursuant to a merger or consolidation under e5.13(a)(4) or a sale or other disposition of Subsidiary Stock under e5.13(c) shall be deemed to be incurred by the relevant Constituent Company or Subsidiary on the date such entity ceases to be a Subsidiary and shall be subject to the limitations of this e5.12.

  Section 5.13. Mergers, Consolidations and Sales of Assets;. (a) Each of the Constituent Companies will not, and will not permit any of its Subsidiaries to, consolidate with or be a party to a merger with any other corporation, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

      (1) any Subsidiary may merge or consolidate with or into any of the Constituent Companies or any Wholly-owned Subsidiary and any Constituent Company may merge or consolidate with or into any other Constituent Company, so long as in any merger or consolidation involving a Constituent Company, a Constituent Company shall be the surviving or continuing corporation;

      (2)  the Parent may consolidate or merge with any other corporation if
(i) the corporation which results from such merger or consolidation (the "surviving corporation") is the Parent or (ii) (A) greater than 50% of the Voting Stock of the surviving corporation is owned and continues for one year thereafter to be owned by a Specified Group, (B) the surviving corporation is organized under the laws of any State of the United States or the District of Columbia, (C) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Parent are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (D) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist;

      (3) the Parent may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value at the time of such sale or other disposition if (i) greater than 50% of the Voting Stock of the acquiring Person is owned and continues for one year thereafter to be owned by a Specified Group, (ii) the surviving corporation is a corporation organized under the laws of any State of the United States or District of Columbia, (iii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Parent are expressly assumed in writing by the acquiring corporation and the acquiring corporation shall furnish the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such acquiring corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iv) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist;

      (4) any Non-Obligor Subsidiary may merge or consolidate with or into any other corporation, provided in the case of any such merger or consolidation which transaction shall include a sale, transfer or other disposition by the Parent and/or its Subsidiaries of any shares of stock of such Non-Obligor Subsidiary, such disposition of shares of stock shall be subject to the limitations of, and the Assigned Value of such stock shall be included in the computations set forth in, e5.13(b)(2);

      (5) any Non-Obligor Subsidiary may sell, lease or otherwise dispose of all or substantially all of its assets to any of the Constituent Companies or any Wholly-owned Subsidiary;

      (6) (x) any Non-Obligor Subsidiary may sell, lease or otherwise dispose of all or substantially all of its assets to a Person or Persons (other than a Constituent Company or a Wholly-owned Subsidiary and other than to a Special Subsidiary pursuant to and in accordance with the terms of clause
(y) below), provided that such sale, lease or other disposition shall be subject to the limitations of, and the net book value of such assets shall be included in the computations set forth in, e5.13(b)(2) and (y) any Non-Obligor Subsidiary may sell, lease or otherwise dispose of all or substantially all of its assets to a Special Subsidiary, provided that such sale, lease or other disposition shall be subject to the limitations of, and the Stipulated Value of such assets shall be included in the computations set forth in, e5.13(b)2); and

     (7)  any other corporation may consolidate into or merge into Rental if
(i) the surviving or continuing corporation is Rental, (ii) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist, (iii) immediately after giving effect to such consolidation or merger the Parent shall continue to own 100% of the stock of Rental, and (iv) all Indebtedness, Liens and Investments of such corporation shall be deemed to be created, assumed or incurred by Rental at the time of such consolidation or merger.

Computations deemed made pursuant to e5.13(a)(4) and (a)(6) shall include dispositions made pursuant to e5.13(b)(2) and e5.13(c)(3) and computations pursuant to e5.13(b)(2) and e5.13(c)(3) shall include dispositions deemed made pursuant to e5.13(a)(4) and (a)(6).

    (b) Each of the Constituent Companies will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, abandon or otherwise dispose of, assets (except assets sold, leased, transferred, abandoned or otherwise disposed of in the ordinary course of business for fair market value (provided that such fair market value requirement shall not be applicable to assets sold, leased, transferred or otherwise disposed of to the Parent or a Subsidiary in the ordinary course of business) and except as provided in e5.13(a)(3); provided that the foregoing restrictions do not apply to:

        (1) the sale, lease, transfer or other disposition of assets of a Constituent Company to another Constituent Company or of a Non-Obligor Subsidiary to any of the Constituent Companies or a Wholly-Owned Subsidiary; or

        (2) the sale, lease, transfer or other disposition of such assets for cash or other property to a Person or Persons if all of the following conditions are met:

             (i) such assets (valued at net book value) do not, together with all other assets of the Constituent Companies and their Subsidiaries previously disposed of during the immediately preceding 12 month period (other than in the ordinary course of business or pursuant to e5.13(a)(3) or e5.13(a)(5) or e5.13(b)(1)), including assets deemed disposed of pursuant to e5.13(a)(4) and (a)(6), exceed 20% of Total Assets;

             (ii) the sale is for fair value and is in the best interests of such Constituent Company or Subsidiary, such determination of fair value to be made in good faith by (x) a Responsible Officer of such Constituent Company or Subsidiary if such assets have a presumptive fair value of less than $5,000,000 or if such assets, when considered together with assets sold or to be sold in any related sale or sales or have a presumptive fair value of less than $5,000,000 in the aggregate or (y) under any other circumstance, by the Board of Directors of the Constituent Company or Subsidiary; and

             (iii) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist.

  Computations pursuant to this e5.13(b)(2) shall include dispositions made pursuant to e5.13(c)(3) and deemed made pursuant to e5.13(a)(4) and (a)(6) and computations pursuant to e5.13(c)(3) shall include dispositions made pursuant to this e5.13(b)(2) and deemed made pursuant to e5.13(a)(4) and (a)(6).
    (c) Each of the Constituent Companies will not, and will not permit any of its Subsidiaries to, sell, pledge or otherwise dispose of any shares of the stock (including as "stock" for the purposes of this Section any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of a Subsidiary (said stock, options, warrants and other Securities herein called "Subsidiary Stock"), nor will any Subsidiary issue, sell, pledge or otherwise dispose of any shares of its own Subsidiary Stock, provided that the foregoing restrictions do not apply to:

      (1)  the issue of directors qualifying shares; or

      (2) the issue of Subsidiary Stock to any of the Constituent Companies or a Wholly-Owned Subsidiary; and

      (3) the sale or other disposition of Subsidiary Stock in any Non-Obligor Subsidiary if all of the following conditions are met:

           (i) the Assigned Value of such Subsidiary Stock of such Non-Obligor Subsidiary does not, together with all other Subsidiary Stock in Non-Obligor Subsidiaries of the Constituent Companies and their Subsidiaries previously disposed of during the immediately preceding 12-month period (other than in the ordinary course of business or pursuant to e5.13(c)(1) or (c)(2)), exceed 20% of Total Assets;

           (ii) the sale is for fair value and is in the best interests of such Constituent Company or Subsidiary, such determination of fair value to be made in good faith by (x) a Responsible Officer of such Constituent Company or Subsidiary if such Subsidiary Stock has a presumptive fair value of less than $5,000,000 or if such Subsidiary Stock, when considered together with assets sold or to be sold in any related sale or sales or has a presumptive fair value of less than $5,000,000 in the aggregate or (y) under any other circumstance, by the Board of Directors of such Constituent Company or Subsidiary;

           (iii) immediately after the consummation of the transaction and after giving effect thereto, such Subsidiary shall have no Indebtedness of any of the Constituent Companies or of any Subsidiary; and

           (iv) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist.

  Computations pursuant to this e5.13(c)(3) shall include dispositions made pursuant to e5.13(b)(2) and deemed made pursuant to e5.13(a)(4) and
(a)(6), and computations pursuant to e5.13(b)(2) shall include dispositions made pursuant to this e5.13(c)(3).

    (d) Any Indebtedness of any Constituent Company or Subsidiary owed to any entity which ceases to be a Subsidiary pursuant to merger or consolidation under e5.13(a)(4) or a sale or other disposal of Subsidiary Stock under e5.13(c) shall be deemed to be incurred by the relevant Constituent Company or Subsidiary on the date such entity ceases to be a Subsidiary and shall be subject to the limitations set forth in e5.9.

  Section 5.14. Repurchase of Notes;. None of the Constituent Companies nor any Subsidiary, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case any Constituent Companies or any Subsidiary repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by any Constituent Companies or Subsidiary, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including, without limitation, e6.3, e6.4 and e7.1.

  Section 5.15. Transactions with Affiliates;. The Constituent Companies will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), unless such transaction or arrangement is entered into pursuant to the reasonable requirements of such Constituent Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to such Constituent Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

  Section 5.16. Multiemployer Plan Liability and Termination of Pension Plans;. The Constituent Companies will not and will not permit any ERISA Affiliate to withdraw from any Multiemployer Plan if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) which would be reasonably likely to materially and adversely affect the properties, business, prospects or financial condition of the Parent and its Subsidiaries taken as a whole. Each Constituent Company and any ERISA Affiliate will not permit any employee benefit plan maintained by it to be terminated if such termination would result in the imposition of a Lien on any property of the Constituent Company or any ERISA Affiliate pursuant to
Section 4068 of ERISA.

  Section 5.17.   Reports and Rights of Inspection;.  Each of the
Constituent Companies will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of such Constituent Company or Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this e5.17 and concurred in by the independent public accountants referred to in e5.17(b) hereof), and the Parent will furnish to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

    (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of the Parent of each fiscal year, copies of:

        (1) the consolidated balance sheets of the Parent and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended;

        (2) the consolidated statements of earnings of the Parent and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year;

all in reasonable detail and certified by an authorized financial officer of the Parent as being prepared in accordance with GAAP consistently applied and as presenting fairly in all material respects the financial position of the Parent and its Subsidiaries on a consolidated basis, provided that the Parent may satisfy its requirements under this e5.17(a) by the delivery within the time period described hereinabove of its quarterly reports on form 10-Q as filed with the Securities and Exchange Commission;

  (b) Annual Statements. As soon as available and in any event within 120 days after the close of each fiscal year of the Parent, copies of:

      (1) the consolidated balance sheet of the Parent and its Subsidiaries as of the close of such fiscal year, and

      (2) the consolidated statement of earnings and retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Parent to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards, provided that the Parent may satisfy its requirements under this e5.17(b) by the delivery within the time period described hereinabove of its annual reports on form 10-K as filed with the Securities and Exchange Commission;

  (c) Additional Statements and Reconciliation. Within the periods provided in paragraphs (a) and (b) above, (1) such financial statements as are required to be delivered pursuant to paragraphs (a) and (b) above prepared in conformity with Frozen GAAP and (2) a statement in reasonable detail and certified as complete and correct by an authorized financial officer of the Parent reconciling the statements provided pursuant to paragraphs (a) and (b) above and the statements delivered pursuant to this paragraph (c) and providing a detailed explanation of the differences between the same;

  (d) Annual Consolidating Schedules. As soon as available and in any event within 120 days after the close of each fiscal year of the Parent copies of the consolidating balance sheet and statement of earnings of the Parent and its Subsidiaries for such fiscal year all in reasonable detail and certified by an authorized financial officer of the Parent as being prepared in accordance with GAAP consistently applied and as presenting fairly in all material respects the financial position of the Parent and its Subsidiaries on a consolidated basis;

  (e) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Parent to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by any Constituent Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which any Constituent Company or any Subsidiary is a party, issued by any governmental agency, Federal or state, having jurisdiction over such Constituent Company or Subsidiary, if such order could have a material adverse effect on the properties, business, prospects or financial condition of the Parent and its Subsidiaries taken as a whole;

  (f)    Officer's Certificates.  Within the periods provided in paragraphs
(a) and (b) above, a certificate of the chief financial officer of the Parent stating that such officer has reviewed the provisions of this Agreement and setting forth: (1) the information and computations (in sufficient detail) required in order to establish whether the Constituent Companies and their Subsidiaries were in compliance with the requirements of e5.6 through e5.13 at the end of the period covered by the financial statements then being furnished, and (2) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Constituent Companies are taking and propose to take with respect thereto;

  (g) Accountant's Certificates. Within the period provided in paragraph (b) above, (i) a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof and
(ii) a certificate of such accountants indicating that they have audited the annual reconciliation of consolidated financial statements prepared in accordance with Frozen GAAP to the consolidated financial statements prepared in accordance with GAAP and in their opinion the adjustments made are presented fairly in all material respects in accordance with this Agreement; and

  (h) Requested Information. With reasonable promptness, such other data and information as you or any such Institutional Holder may reasonably request.

Without limiting the foregoing, the Constituent Companies will permit you, so long as you are the holder of any Note, and each Institutional Holder of 5% or more of the aggregate principal amount of the Notes then outstanding (or such Persons as either you or such Institutional Holder may reasonably designate), to visit and inspect, under the Constituent Companies' guidance, any of the properties of any Constituent Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and, upon notification to the Chief Financial Officer of the Parent, independent public accountants (and by this provision each Constituent Company authorizes said accountants to discuss with you the finances and affairs of such Constituent Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of you or such Institutional Holder, unless a Default or Event of Default shall have occurred and be continuing or the holder of any Note or of any other evidence of Indebtedness of the Constituent Companies or any Subsidiary gives any written notice or takes any other action with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of the Constituent Companies.

 Section 5.18. Additional Constituent Companies;. Any Non-Obligor Subsidiary may become a Constituent Company upon the delivery to all of the holders of the Notes each of the following items:

    (a) an executed Joinder Agreement in the form attached hereto as Exhibit F;

    (b) a certificate of the Secretary (or equivalent) of such Non-Obligor Subsidiary certifying (1) the names and true signatures of the incumbent officers of such Non-Obligor Subsidiary authorized to sign the Joinder Agreement, (2) the By-Laws of such Non-Obligor Subsidiary as in effect on the date of such certification, (3) the resolutions of such Non-Obligor Subsidiary's Board of Directors approving and authorizing the execution, delivery and performance of the Joinder Agreement, (4) that there has been no change in the Articles of Incorporation (or equivalent) or By-Laws of such Non-Obligor Subsidiary since the date of the review thereof by counsel providing the opinion described in clause (e) below, and (5) that such Non-Obligor Subsidiary is in good standing in its state of incorporation and in each other state in which it is qualified to do business;

    (c) a good standing certificate or like certificate from the appropriate governmental official of the jurisdiction of incorporation of such Non-Obligor Subsidiary;

    (d) the Articles of Incorporation (or equivalent) of such Non-Obligor Subsidiary recently certified by the Secretary of State (or equivalent) of the jurisdiction of incorporation of such Non-Obligor Subsidiary; and

    (e) an opinion of counsel satisfactory to you in the form attached hereto as Exhibit G.

Upon receipt by the holders of the Notes of all of the foregoing items properly completed and duly executed, such Non-Obligor Subsidiary shall be deemed to be a Constituent Company for the purposes hereof, subject to all of the terms, conditions and provisions hereof and of each of the Notes as if it were an original party hereto and thereto.

  Section 5.19. Contribution and Conveyance;. Each of the Constituent Companies acknowledges that each of the other Constituent Companies is part of a consolidated group of companies and that its financial strength is interdependent upon the financial strength of the consolidated group as a whole. Each of the Constituent Companies further acknowledges that its joint and several obligations under the Agreements is a necessary condition to the Constituent Companies receiving any funds from the issue of the Notes. Therefore, each of the Constituent Companies acknowledges and agrees that the Notes are supported by adequate consideration and that each has received a substantial benefit from the Notes, regardless of the amount of funds actually received by such Constituent Company under the Agreements. In the event a Constituent Company makes any payment under the Agreements which exceeds the amount of funds actually received, directly or indirectly, by such Constituent Company thereunder, such Constituent Company shall be entitled to contribution and reimbursement from each of the other Constituent Companies, pro rata, on the basis of funds actually received and shall be entitled to recover such amounts by available legal means. After (but only after) full payment of the Notes and until such recovery is made, such Constituent Company shall be deemed subrogated to the rights and interests of the Purchasers under the Agreements. Such rights of contribution, reimbursement and subrogation shall be and remain at all times junior, subordinate, inferior and subject to the right and interests of the Purchasers under the Agreements and shall not affect or impair in any way the joint, several, personal and unconditional obligation of each Constituent Company to fully pay each of the Notes and to perform all its other obligations under the Agreements.

  Section 5.20.  Prohibition of Extension of the Lincoln National Liens;.
The Constituent Companies will not agree to any extension, renewal or refunding of any lien securing the Lincoln National Indebtedness, whether or not in connection with the extension, renewal or refunding of the Lincoln National Indebtedness; provided that the Constituent Companies may substitute collateral for the collateral securing the Lincoln National Indebtedness in accordance with and pursuant to the terms of the Trust Indenture evidencing the Lincoln National Indebtedness so long as the fair market value of such substitute collateral is similar to the fair market value of the collateral being released with respect to the Lincoln National Indebtedness determined on the date of such substitution (hereinafter referred to as the "Lincoln National Liens").

  Section 5.21. Prohibition of Change in Fiscal Year;. The Constituent Companies will not, and will not permit any of their Subsidiaries to, change their fiscal year-ends for accounting purposes unless each Constituent Company and Subsidiary concurrently changes its fiscal year end to the same date and the Parent provides 60 days prior written notice of such change to each of the holders of the Notes.

Section 6.  Events of Default and Remedies Therefor;.

  Section 6.1. Events of Default;. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

    (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five Business Days; or

    (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in e2.1; or

    (c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

    (d) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (1) the day on which any of the Constituent Companies first knows of such default, or (2) the day on which written notice thereof is given to the Constituent Companies by the holder of any Note; or

    (e) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Indebtedness for borrowed money of any Constituent Company or any Subsidiary (other than the Notes) is outstanding in excess of the lesser of (1) 10% of Consolidated Stockholders' Equity or (2) $10,000,000 and such default or event shall have resulted in the acceleration of the maturity of such Indebtedness; or

    (f) Any representation or warranty made by a Constituent Company herein, or made by a Constituent Company in any written statement or certificate furnished by such Constituent Company in connection with the consummation of the issuance and delivery of the Notes or furnished by a Constituent Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

    (g) Final uninsured judgment or judgments for the payment of money aggregating in excess of $10,000,000 is or are outstanding against the Constituent Companies or their Subsidiaries or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

    (h) A custodian, liquidator, trustee or receiver is appointed for any Constituent Company or Subsidiary or for the major part of the property of such Constituent Company or Subsidiary and is not discharged within 60 days after such appointment; or

    (i) Any Constituent Company or Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or any Constituent Company or Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for such Constituent Company or Subsidiary or for the major part of the property of such Constituent Company or Subsidiary; or

    (j) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against any of the Constituent Companies or any Subsidiary and, if instituted against any of the Constituent Companies or any Subsidiary, are consented to or are not dismissed within 60 days after such institution.

  Section 6.2. Notice to Holders;. When any Event of Default described in the foregoing e6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness for borrowed money of the Constituent Companies gives any notice or takes any other action with respect to a claimed default, the Constituent Companies agree to give notice within three Business Days of such event to all holders of the Notes then outstanding.

  Section 6.3. Acceleration of Maturities;. When any Event of Default described in paragraph (a), (b) or (c) of e6.1 has happened and is continuing, any holder of any Note may, by notice in writing sent in the manner provided in e9.6 hereof to the Constituent Companies, declare the entire principal and all interest accrued on such Note to be, and such Note shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraphs (a) through (g), inclusive, of said e6.1 has happened and is continuing, the holder or holders of greater than 50% of the principal amount of Notes at the time outstanding may, by notice in writing in the manner provided in e9.6 to the Constituent Companies, declare the entire principal and all interest accrued on all Notes to be, and all

Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph
(h), (i) or (j) of e6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Constituent Companies will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Constituent Companies further agree, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

  Section 6.4. Rescission of Acceleration;. The provisions of e6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (g), inclusive, of e6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Constituent Companies, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

    (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

    (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under e6.3) shall have been duly paid; and


    (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to e7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

Section 7.  Amendments, Waivers and Consents;.

  Section 7.1. Consent Required;. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Constituent Companies, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Constituent Companies shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided that without the written consent of the holders of all of the

Notes then outstanding, no such amendment or waiver shall be effective
(a) which will change the time of payment (including any prepayment required by e2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (b) which will change any of the provisions with respect to optional prepayments, or (c) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this e7 or e6.

Section 7.2. Solicitation of Holders;. So long as there are any Notes outstanding, the Constituent Companies will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Constituent Companies and shall be afforded the opportunity of considering the same and shall be supplied by the Constituent Companies with sufficient information to enable it to make an informed decision with respect thereto. The Constituent Companies will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all Notes then outstanding. Promptly and in any event within 30 days of the date of execution and delivery of any such waiver or amendment, the Constituent Companies shall provide a true, correct and complete copy thereof to each of the holders of the Notes.

  Section 7.3. Effect of Amendment or Waiver;. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon each of the Constituent Companies, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Section 8.  'Interpretation of Agreement; Definitions';.

  Section 8.1. Definitions;. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

      "Affiliate" shall mean any Person (other than a Subsidiary (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, any of the Constituent Companies, (b) which beneficially owns or holds 10% or more of any class of the Voting Stock of any of the Constituent Companies, (c) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by any of the Constituent Companies or any Subsidiary or (d) each executive officer and director of such Person whether or not included within the meaning of clauses
(a), (b) or (c) above. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

      "Assigned Value" shall mean the amount of stock which is the subject of the transaction expressed as a percentage of the total stock of such entity times the net book value of all assets of such entity as the net book value of such assets is determined in accordance with GAAP.

      "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Kansas City, Missouri or New York, New York are required by law to close or are customarily closed.

      "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with Frozen GAAP.

      "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with Frozen GAAP.

      "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ee9601 et seq., and any future amendments.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations from time to time promulgated thereunder.

      "Computing Holder" shall mean, as of the date of the related notice of optional prepayment delivered pursuant to e2.3, the holder of Notes with the highest aggregate principal amount outstanding then being prepaid which holder is willing to act in such capacity. In case two or more holders of Notes would, by reason of holding Notes in the same aggregate principal amount outstanding, qualify as the Computing Holder as aforesaid as of any date of determination, the Computing Holder shall be the qualifying holder or holders as mutually determined by all such qualifying holders. For purposes of this definition Notes held by a holder and one or more of its affiliates shall be deemed to be held by a single holder.

      "Consolidated Current Assets" and "Consolidated Current Liabilities" shall mean as of the date of any determination thereof such assets and liabilities of the Parent and its Subsidiaries on a consolidated basis as shall be determined in accordance with Frozen GAAP to constitute current assets and current liabilities, respectively, including without limitation, the current portion of any long-term Indebtedness and the current portion of any amounts due with respect to Specified Preferred Stock.

      "Consolidated Funded Debt" shall mean, as of the date of determination thereof, all Funded Debt of the Parent and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

      "Consolidated Net Earnings" for any period shall mean the consolidated net earnings of the Parent and its Subsidiaries for such period, determined on a consolidated basis eliminating intercompany items in accordance with Frozen GAAP, but excluding in any event:

        (a) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary except such net earnings or losses which were actually included within "Consolidated Net Earnings" prior to the time such entity became a Subsidiary; and

        (b) any extraordinary gains or losses included in consolidated net earnings in accordance with Frozen GAAP.

      "Consolidated Specified Indebtedness" shall mean, as of the date of any determination thereof, the Specified Indebtedness of the Parent and its Subsidiaries on a consolidated basis eliminating intercompany items.

      "Consolidated Stockholders' Equity" shall mean, as of the date of any determination thereof, the Stockholders' Equity of the Parent and its Subsidiaries on a consolidated basis eliminating intercompany items.

      "Consolidated Total Capitalization" shall mean, as of the date of any determination thereof, the sum of Consolidated Stockholders' Equity plus Consolidated Funded Debt.

      "Constituent Companies" shall mean, collectively, (a) the Parent, (b) Unitog Rental Services, Inc., a California corporation, (c) any other Subsidiary which has satisfied the requirements of e5.19 and (d) any Person who succeeds to all, or substantially all, of the assets and business of any such party.

      "Credit Agreement" shall mean that certain Bank Credit Agreement dated as of September 10, 1993 among the Parent, Unitog Rental Services, Inc., the financial institutions which are from time to time parties thereto, United Missouri Bank of Kansas City, as agent, as the same may be amended or modified from time to time, and any credit facility or agreement in replacement of, renewal of or expansion of that certain Bank Credit Agreement described above.

      "Current Management Team" shall mean those officers of the Parent which qualify as an "Executive Officer" as defined in Rule 501(f) of the Securities Act of 1933, as amended, as of the date of the relevant consolidation or merger pursuant to e5.13(a).

      "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

      "Environmental Law" shall mean any international, federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, common law, treaty, convention, ordinance or other requirement relating to the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, or notice issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Constituent Companies and its Subsidiaries or the operation, construction or modification of any thereof, including without limitation the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules and regulations promulgated thereunder.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

      "ERISA Affiliate" shall mean any corporation, trade or business that is, along with any of the Constituent Companies, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

      "Event of Default" shall have the meaning set forth in e6.1.

      "Fixed Charges" for any period shall mean on a consolidated basis the sum of (a) all Rentals (other than Rentals on Capitalized Leases) expensed during such period by the Parent and its Subsidiaries, and (b) all Interest Expense on all Indebtedness (including the interest component of Rentals on Capitalized Leases) of the Parent and its Subsidiaries.

      "Frozen GAAP" shall mean generally accepted accounting principles in existence as of August 1, 1993.

      "Funded Debt" of any Person shall mean (a) all Indebtedness of such Person (1) for borrowed money, (2) which has been incurred in connection with the acquisition of assets and is classified as long-term debt in accordance with Frozen GAAP, including, without limitation, Purchase Money Indebtedness or (3) Specified Preferred Stock, in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), excluding all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt and that shall constitute a current liability of the obligor under Frozen GAAP, (b) all Capitalized Rentals (excluding current maturities) of such Person, and (c) all Guaranties (excluding current maturities) by such Person of Funded Debt of others.

      "GAAP" shall mean generally accepted accounting principles in existence from time to time.

      "Governmental Approval" shall mean any written permit, license, variance, certification, consent, no-action letter, clearance, exemption or other approval granted by a Governmental Authority.

      "Governmental Authority" shall mean any international, foreign, federal, state, regional, county, local or other governmental or quasi-governmental authority.

      "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, (2) to maintain working capital or any balance sheet or income statement condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

      "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the property of any of the Constituent Companies and their Subsidiaries or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. e1317) as amended; (b) regulated as a hazardous waste under
Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. e6901 et seq.), as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. e9601 et seq.), as amended, or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

      "Honduras Subsidiary" shall mean Unitog De Honduras, S.A., a Honduran corporation.

      "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with Frozen GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets,
(b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals, (e) Specified Preferred Stock, and (f) Guaranties of obligations of others of the character referred to in this definition.

      "Industrial Development Bonds" shall mean all "qualified small issue bonds" as defined in Section 144(a) of the Code or any successor provision thereto.

      "Institutional Holder" shall mean any of the following Persons: (a) any bank, savings and loan association, savings institution, trust company or national banking association, acting for its own account or in a fiduciary capacity, (b) any charitable foundation, (c) any insurance company, (d) any fraternal benefit society, (e) any pension, retirement or profit sharing trust or fund within the meaning of Title I of ERISA or for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, (f) any investment company or business development company, as defined in the Investment Company Act of 1940, as amended, (g) any small business investment company licensed under the Small Business Investment Act of 1958, as amended, (h) any broker or dealer registered under the Securities Exchange Act of 1934, as amended, or any investment adviser registered under the Investment Adviser Act of 1940, as amended, (i) any government, any public employees' pension or retirement system, or any other government agency supervising the investment of public funds, (j) any other entity all of the equity owners of which are Institutional Holders or (k) any other Person which may be within the definition of "qualified institutional buyer" as such term is used in Rule 144A, as from time to time in effect, promulgated under the Securities Act of 1933, as amended.

      "Interest Expense" for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness (including, without limitation, payment-in-kind, zero coupon and other like Securities) for which such calculations are being made and dividends on Specified Preferred Stock.

      "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, Indebtedness or Securities or by loan, advance (excluding employee related advances), capital contribution or otherwise; provided that "Investments" shall not mean or include investments in property to be used or consumed in the ordinary course of business. In no event shall the purchase or acquisition of any Property (other than shares of stock of any class or any other Security) of a business engaged in the same general nature of business engaged in by the Parent and its Subsidiaries taken as a whole constitute an Investment.

      "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encumbrances, easements, rights-of-way, covenants, conditions, and restrictions on real property. For the purposes of this Agreement, a Constituent Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

      "Lincoln National Indebtedness" shall mean that certain Indebtedness issued pursuant to that certain Trust Indenture dated as of December 1, 1988 between the Parent, Unitog Rental Services, Inc. and People's Bank & Trust Company, as trustee, for the benefit of Lincoln National Life Insurance Company and outstanding on the Closing Date.

      "Lincoln National Liens" shall have the meaning set forth in e5.20.

      "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (a) the aggregate present value as of the date of such prepayment or acceleration of each dollar of principal being prepaid (taking into account the application of such prepayment required by e2.1) or accelerated and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment or acceleration had not occurred, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the outstanding Notes being prepaid or accelerated.
If the Reinvestment Rate is equal to or higher than 5.79%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole
Amount:

      "Reinvestment Rate" shall mean the sum of .50%, plus the yield reported on the Telerate Information System, page 7677, Bid Side, (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in the United States government Securities as selected by the holder or holders of greater than 50% of the principal amount of Notes at the time outstanding) at 11:00 A.M. (New York, New York time) for the United States government Securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by e2.1) or accelerated. If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis.

      "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid or accelerated shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (1) multiplying (i) the remainder of (A) the amount of principal that would have become due on each scheduled payment date if such prepayment or acceleration had not occurred, less (B) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment (and the application thereof in accordance with the provisions of e2.1) or acceleration, by (ii) the number of years which will elapse between the date of determination and such scheduled payment date, and (2) totalling the products obtained in (1).

      "Multiemployer Plan" shall have the same meaning as in ERISA.

      "National Priority List" shall mean that certain list promulgated by the United States Environmental Protection Agency of uncontrolled or abandoned hazardous waste sites identified for possible long-term remedial action under CERCLA.

      "Net Earnings Available for Fixed Charges" for any period shall mean (a) Consolidated Net Earnings during such period plus (b) (to the extent deducted in determining Consolidated Net Earnings) the sum of (1) all provisions for any Federal, state or other income taxes made by the Parent and its Subsidiaries during such period, (2) amortization expense of the Parent and its Subsidiaries during such period, and (3) Fixed Charges during such period.

      "Non-Obligor Subsidiary" shall mean any Subsidiary which is not a Constituent Company.

      "Overdue Rate" shall mean the greater of (a) 7.79% per annum and (b) 2% plus the rate which Chase Manhattan Bank, N.A., New York, New York announces from time to time as its prime lending rate.

      "Parent" shall mean Unitog Company, a Delaware corporation, and any Person who succeeds to all, or substantially all, of the assets and business of such Person.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

      "Plan" shall mean a "pension plan," as such term is defined in ERISA, established or maintained by any of the Constituent Companies or any ERISA Affiliate or as to which the Constituent Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability, other than a Multiemployer Plan.

      "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

      "Purchase Money Indebtedness" shall mean with respect to any Person Indebtedness secured by Liens given to secure the payment of the purchase price of assets acquired by such Person.

      "Purchaser" shall have the meaning set forth in e1.1.

      "RCRA" shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ee6901 et seq., and any future amendments.

      "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing any Hazardous Substance.

      "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by a Constituent Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by such Constituent Company or Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

      "Reportable Event" shall have, with respect to any Plan, the same meaning as in Section 4043 of ERISA, except shall not include reportable events with respect to which the 30-day notice requirement has been waived by the PBGC (provided that the loss of qualification of a Plan and the failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver of the notice requirement by the PBGC).

      "Responsible Officer" shall mean the Chairman, President and any Senior Vice President, of the relevant Constituent Company.

      "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

      "Special Subsidiary" shall mean any corporation of which more than 80% (by number of votes) of the Voting Stock shall be beneficially owned by the Constituent Companies and/or Wholly-Owned Subsidiaries, which is organized under the laws of the United States or any State thereof and which conducts substantially all of its business and has substantially all of its assets within the United States.

      "Specified Group" shall mean any group of Persons which includes 2/3 of the Current Management Team.

      "Specified Indebtedness" shall mean with respect to any Person, as of the date of determination thereof, the sum of (a) Funded Debt of such Person plus (b) all Indebtedness for borrowed money that shall constitute a current liability of the obligor under Frozen GAAP, including without limitation, all payments in respect of Funded Debt that are required to be made within one year from the date of any determination thereof and all payments in respect of Specified Preferred Stock that are required to be made within one year from the date of any determination thereof.

      "Specified Preferred Stock" shall mean preferred stock of any entity which includes mandatory redemption provisions without regard to the date of any such final redemption whether or not such preferred stock shall be classified as indebtedness in accordance with Frozen GAAP.

      "Stipulated Value" shall mean the remainder of (a) the percentage of the total stock of the relevant Non-Obligor Subsidiary owned by the Constituent Companies or Wholly-Owned Subsidiaries immediately prior to the relevant sale, lease or other disposition of assets (the "Asset Transaction") multiplied by the net book value of the total assets of such Non-Obligor Subsidiary determined immediately prior such Asset Transaction less (b) the percentage of the total stock of the relevant Special Subsidiary owned by the Constituent Companies or Wholly-Owned Subsidiaries immediately after giving effect to such Asset Transaction multiplied by the net book value of the total assets of such Non-Obligor Subsidiary determined immediately prior to such Asset Transaction.

      "Stockholders' Equity" shall mean with respect to any Person, as of the date of any determination thereof, the stockholders' equity as would be shown on the balance sheet of such Person in accordance with Frozen GAAP, excluding in any event Specified Preferred Stock.

  The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Constituent Companies.

      "Total Assets" shall mean all those items which are shown as assets on the consolidated balance sheet of the Parent and its Subsidiaries on a consolidated basis determined in accordance with Frozen GAAP.

      "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

      "Wholly-owned" shall mean (a) when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned by the Constituent Companies and/or one or more of their Wholly-owned Subsidiaries and (b) the Honduras Subsidiary so long as the Parent continues to own 98% of the stock of the Honduras Subsidiary at all times.

  Section 8.2. Accounting Principles;. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with Frozen GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

  Section 8.3. Directly or Indirectly;. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 9.  Miscellaneous;.

        Section 9.1. Registered Notes;. The Parent shall cause to be kept at its principal office a register for the registration and transfer of the Notes, and the Parent will register or transfer or cause to be registered or transferred, as hereinafter provided any Note issued pursuant to this Agreement.

        At any time and from time to time the holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Parent duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of such Note or its attorney duly authorized in writing.

        The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any Note shall be made to or upon the written order of such holder.

        Section 9.2. Exchange of Notes;. At any time and from time to time, upon not less than ten days' notice to that effect given by the holder of any
Note initially delivered or of any Note substituted therefor pursuant to e9.1, this e9.2 or e9.3, and, upon surrender of such Note at the Parent's office, the Constituent Companies will deliver in exchange therefor, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $100,000 (or such lesser amount as shall constitute 100% of the Notes of such holder) or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Constituent Companies may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

        Section 9.3. Loss, Theft, Etc. of Notes;. Upon receipt of evidence satisfactory to the Constituent Companies of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Constituent Companies, or in the event of such mutilation upon surrender and cancellation of the Note, the Constituent Companies will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Constituent Companies.

  Section 9.4. Expenses, Stamp Tax Indemnity;. Whether or not the transactions herein contemplated shall be consummated, the Constituent Companies agree to pay directly all of your reasonable out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, your special counsel, duplicating costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Constituent Companies of their obligations under this Agreement and the Notes. The Constituent Companies further agree that they will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Constituent Companies agree to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Constituent Companies agree to pay the cost of obtaining the private placement number for the Notes and authorizes the submission of such information as may be required by Standard & Poor's CUSIP Service Bureau for the purpose of obtaining such number.

  Section 9.5. Powers and Rights Not Waived; Remedies Cumulative';. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

  Section 9.6. Notices;. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Constituent Companies in writing, and if to the Constituent Companies, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Parent at 101 West 11th Street, Kansas City, Missouri 64105, Attention:
President, or to such other address as the Parent may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in
Schedule I, and a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for such purpose in Schedule I, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Parent in writing.

  Section 9.7. Successors and Assigns;. This Agreement shall be binding upon the Constituent Companies and their successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

  Section 9.8. Survival of Covenants and Representations;. All covenants, representations and warranties made by the Constituent Companies herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

Section 9.9. Severability;. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

  Section 9.10. Governing Law;. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Illinois law.

  Section 9.11. Submission to Jurisdiction.; Any legal action or proceeding with respect to this Agreement or the Notes or any document related thereto may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois, and, by execution and delivery of this Agreement, each of the Constituent Companies hereby accepts for itself and in respect of its property generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the Constituent Companies hereby irrevocably and unconditionally waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any action or proceeding in such respective jurisdiction.

  Section 9.12. Captions;. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

  The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


                                         Unitog Company



                                   By:   /s/ J. Craig Peterson
                                   Its:  Senior Vice President

                                         Unitog Rental Services, Inc.


                                   By:  /s/ J. Craig Peterson
                                   Its:  Senior Vice President





Accepted as of December 15, 1993.


                                   Metropolitan Life Insurance Company



                                By:  /s/ Michael J. Kroeger
                                Its: Vice President


                                By:  /s/ Ruth Gluck
                                Its: Associate General Counsel

                                 Unitog Company
                                      and
                          Unitog Rental Services, Inc.


                               5.79% Senior Note
                           Due December 15, 2003
No.                                                        ____________, ____

$                                                           PPN # 91326@ AB 0
     Each of the undersigned (being referred to hereinafter individually and collectively as a "Constituent Company" or the "Constituent Companies"), for value received, hereby promises, jointly and severally, to pay to or registered assigns
                     on the fifteenth day of December, 2003
                            the principal amount of

                                                             Dollars ($      )
and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 5.79% per annum from the date hereof until maturity, payable quarterly on the fifteenth of each March, June, September and December in each year (commencing on March 15, 1994) and at maturity. The Constituent Companies jointly and severally agree to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate after the due date, whether by acceleration or otherwise, until paid. "Overdue Rate" shall mean the greater of (a) 7.79% per annum and (b) 2% plus the rate which Chase Manhattan Bank, N.A., New York, New York announces from time to time as its prime lending rate.

Both the principal hereof and interest hereon are payable at the principal office Unitog Company, a Delaware corporation (the "Parent"), in Kansas City, Missouri in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, premium, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the immediately succeeding Business Day. "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Kansas City, Missouri or New York, New York are required by law to close or are customarily closed.

     This Note is one of the 5.79% Senior Notes due December 15, 2003 (the "Notes") of the Constituent Companies in the aggregate principal amount of $20,000,000 issued or to be issued under and pursuant to the terms and provisions of that certain Note Agreement, dated as of December 1, 1993 (the "Agreement"), entered into by the Constituent Companies with the original Purchaser therein referred to and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Agreement for a statement of such rights and benefits.
     This Note and the other Notes outstanding under the Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Agreement.

     The Notes are not subject to prepayment or redemption at the option of the Constituent Companies prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Agreement.

     This Note is registered on the books of the Parent and is transferable only by surrender thereof at the principal office of the Constituent Companies duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

     This Note and said Agreement are governed by and construed in accordance with the laws of Illinois.

                                               Unitog Company



                                           By
                                           Its



                                               Unitog Rental Services, Inc.



                                           By
                                           Its

                 [Signature page for additional Constituent Company]


                                          ______________________________________

                                      By
                                      Its

                         Representations and Warranties

     Each of the Constituent Companies represents and warrants to you as follows:

     1. Subsidiaries. Schedule II attached to the Agreement states the name of each of the Constituent Companies' Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Constituent Companies and/or their Subsidiaries. The Constituent Companies and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien.
 All such shares have been duly issued and are fully paid and non-assessable.

     2. Corporate Organization and Authority. Each of the Constituent Companies, and each Subsidiary,

        (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

        (b) has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted;

        (c) has all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses or permits will not materially affect adversely the properties, business, prospects, or financial condition of the Parent and its Subsidiaries, taken as a whole; and

        (d) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified will not materially affect adversely the properties, business, prospects, or financial condition of the Parent and its Subsidiaries, taken as a whole.

As of January 31, 1993, the total assets of the Honduras Subsidiary represented less than 1% of Total Assets and the amount of Consolidated Net Earnings contributed by the Honduras Subsidiary was less than 1.3%.

     3. Business and Property. You have heretofore been furnished with a copy of the Confidential Private Placement Offering Memorandum dated October, 1993 (the "Memorandum") prepared by George K. Baum & Company which generally sets forth the business conducted and proposed to be conducted by the Constituent Companies and their Subsidiaries and the principal properties of the Constituent Companies and their Subsidiaries, taken as a whole.

     4. Financial Statements. (a) The consolidated balance sheets of the Parent and its consolidated Subsidiaries as of its fiscal year end in each of the years 1991 to 1993, both inclusive, and the statements of earnings and retained earnings and cash flows for the fiscal years then ended, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Parent and otherwise without qualification except as therein noted, by KPMG Peat Marwick, have been prepared in accordance with generally accepted accounting principles at the time consistently applied except as therein noted, and present fairly in all material respects the financial position of the Parent and its consolidated Subsidiaries as of such dates and the results of its operations and cash flows for such periods. The unaudited consolidated balance sheets of the Parent and its consolidated Subsidiaries as of October 31, 1993, and the unaudited statements of earnings and retained earnings and cash flows for the nine-month period ended on said date prepared by the Parent, have been prepared in accordance with generally accepted accounting principles at the time consistently applied, and present fairly in all material respects the financial position of the Parent and its consolidated Subsidiaries as of said date and the results of its operations and cash flows for such period.

     (b) Since January 31, 1993, there has been no change in the condition, financial or otherwise, of the Parent and its consolidated Subsidiaries as shown on its consolidated balance sheets as of such date except for a public offering in April 1993 of 1,150,000 shares of common stock by the Parent and except for changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

     5. Indebtedness. Schedule II attached to the Agreement correctly describes all Specified Indebtedness, Capitalized Leases and Liens of the Constituent Companies and their Subsidiaries securing Indebtedness outstanding on October 31, 1993.

     6. Full Disclosure. Neither the financial statements referred to in paragraph 4 hereof nor the Agreement, the Memorandum or any other written statement furnished by the Constituent Companies to you in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. To the knowledge of the Consolidated Companies, there is no fact peculiar to the Constituent Companies or their Subsidiaries which the Constituent Companies have not disclosed to you in writing which materially affects adversely nor, so far as the Constituent Companies can now foresee, will materially affect adversely the properties, business, prospects, or financial condition of the Parent and its Subsidiaries, taken as a whole.

     7. Pending Litigation. There are no proceedings pending or, to the knowledge of the Constituent Companies, threatened against or affecting any of the Constituent Companies or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which are reasonably likely to materially and adversely affect the properties, business, prospects or financial condition of the Parent and its Subsidiaries, taken as a whole.

     8. Title to Properties. Each of the Constituent Companies and each Subsidiary has good and indefeasible title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 4 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement.

     9. Patents and Trademarks. Each of the Constituent Companies and each Subsidiary owns or possesses (without any known conflict with the rights of others) all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, where the failure to possess would be reasonably likely to have a material adverse effect on the properties, business, prospects or financial condition of the Parent and its Subsidiaries, taken as a whole.

     10. Sale is Legal and Authorized. The sale of the Notes and compliance by each of the Constituent Companies with all of the provisions of the Agreement and the Notes:

         (a)  are within the corporate powers of each of the Constituent
Companies;

         (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of any Constituent Company or any indenture or other agreement or instrument to which any Constituent Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of any Constituent Company; and

         (c) have been duly authorized by proper corporate action on the part of each Constituent Company (no action by the stockholders of any Constituent Company being required by law, by the Articles of Incorporation or By-laws of such Constituent Company or otherwise), executed and delivered by each Constituent Company and the Agreement and the Notes constitute the legal, valid and binding obligations, contracts and agreements of each of the Constituent Companies enforceable in accordance with their respective terms.

     11. No Defaults. No Default or Event of Default has occurred and is continuing. None of the Constituent Companies is in default in the payment of principal or interest on any Indebtedness for borrowed money and is in default under any instrument or instruments or agreements under and subject to which any Indebtedness for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

     12. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Constituent Companies of the Agreement or the issuance, sale or delivery of the Notes or compliance by the Constituent Companies with any of the provisions of the Agreement or the Notes.

     13. Taxes. All Federal income tax returns and, to the knowledge of the Constituent Companies, all other tax returns required to be filed by the Constituent Companies or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon any Constituent Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before January 26, 1992, the Federal income tax liability of the Parent and its

Subsidiaries has been satisfied and all taxable years through January 26, 1992 have been closed to future Federal income tax assessment by either the District Director of the Internal Revenue Service's acceptance of a Revenue Agent Report, or by the expiration of the period of limitations on assessment of additional Federal tax. None of the Constituent Companies knows of any proposed material additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of such Constituent Company threatened. In the opinion of the Parent, the provisions for taxes on the consolidated books of the Parent and its Subsidiaries are adequate in all material respects for all open years, and for its current fiscal period.

     14. Use of Proceeds. The net proceeds from the sale of the Notes will be used to repay indebtedness under the Credit Agreement, for working capital and for other corporate purposes all as set forth in greater detail on Annex I hereto. None of the transactions contemplated in the Agreement (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. None of the Constituent Companies nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended, except as set forth on Annex I hereto.

     15. Private Offering. None of the Constituent Companies, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchaser and not more than 19 other institutional investors, each of whom was offered a portion of the Notes at private sale for investment. None of the Constituent Companies, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

     16. ERISA. The consummation of the transactions provided for in the Agreement and compliance by the Constituent Companies with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan,
(b) none of the Constituent Companies nor any ERISA Affiliate has any current withdrawal liability (as described in Part I of Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan or has instituted any steps to withdraw from any Multiemployer Plan which could result in a withdrawal liability, and (c) no steps have been instituted to terminate any Plan in a distress termination under Section 4041(c) of ERISA or a termination instituted by the PBGC under Section 4042 of ERISA. To the knowledge of the Constituent Companies, no condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by any Constituent Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by any Constituent Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA in excess of $100,000 nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits by an amount greater than $100,000 in the aggregate. None of the Constituent Companies nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchaser.

     17. Compliance with Law. None of the Constituent Companies nor any Subsidiary (1) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (2) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain is reasonably likely to materially adversely affect the business, prospects, properties or financial condition of the Parent and its Subsidiaries, taken as a whole, or impair the ability of any of the Constituent Companies to perform their respective obligations contained in the Agreement or the Notes; provided, however, the Constituent Companies make no representation or warranty in this paragraph 17 as to environmental matters. None of the Constituent Companies nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

     18. Investment Company Act. None of the Constituent Companies is, nor is directly or indirectly controlled by or acting on behalf of any Person which is, required to register as an "investment company" under the Investment Company Act of 1940, as amended.

     19. Foreign Assets Control Regulations, etc. None of the Constituent Companies nor any Affiliate of the Constituent Companies is, by reason of being a "national" of "designated foreign country" or a "specially designated national" within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, subject to any restriction or prohibition under, or is in violation of, any Federal statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

     20. Environmental Matters. Except as disclosed in writing to the Purchaser by letter dated the date hereof:

          (i) the Constituent Companies and each of their Subsidiaries have complied with all Environmental Laws;

          (ii) to the Company's knowledge, there is not and has not ever been a Release or threatened Release of any Hazardous Substances at the Properties of the Parent and its Subsidiaries that requires remediation under CERCLA;

          (iii) the Constituent Companies and their Subsidiaries have obtained all Governmental Approvals required under Environmental laws for the operations on their Properties; and

          (iv) the Constituent Companies and their Subsidiaries have not received in writing any claims or orders for environmental response or corrective action costs or orders;

where the failure to comply, or to obtain, or where the expense with respect to which, is reasonably likely to materially adversely affect the business, properties, prospects or financial condition of the Parent and its Subsidiaries taken as a whole or would impair the ability of any of the Constituent Companies to perform their respective obligations contained in the Agreement or the Note. None of the matters disclosed in the above referenced letter are reasonably likely to materially adversely affect the business, properties, prospects or financial condition of the Parent and its Subsidiaries taken as a whole or would impair the ability of any of the Constituent Companies to perform their respective obligations contained in the Agreement or the Note.

                                 Unitog Company
                                      and
                          Unitog Rental Services, Inc.

                                First Amendment
                          Dated as of October 15, 1995
                                       to
                                 Note Agreement
                          Dated as of December 1, 1993

                      Re:  $20,000,000 5.79% Senior Notes
                             Due December 15, 2003

                       First Amendment to Note Agreement

     This First Amendment dated as of October 15, 1995 (the or this "First Amendment") to the Note Agreement dated as of December 1, 1993 (the "Note Agreement") is among Unitog Company, a Delaware corporation (the "Parent"), Unitog Rental Services, Inc., a California corporation ("Rental," together with the Parent and the Subsidiaries (as defined in the Note Agreement) fulfilling the requirements of Section 5.18 of the Note Agreement after the date thereof, being collectively referred to as the "Constituent Companies" and individually as a "Constituent Company") and the institution which is a signatory to this First Amendment (the "Purchaser").
Recitals:

     A. The Parent, Rental and the Purchaser have heretofore entered into a Note Agreement dated as of December 1, 1993.

     B. The Parent, Rental and the Purchaser now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

     C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

     D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

     Now, therefore, the Parent, Rental and the Purchaser, in consideration of $10.00 and other good and valuable consideration the receipt whereof is hereby acknowledged, do hereby agree as follows:

                            Section 1.  Amendments.

Section 1.1. Section 5.9(d)(3) of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

              "(3) Indebtedness in connection with or related to Industrial Development Bonds or a reimbursement obligation with respect to a letter of credit, insurance or other credit enhancement securing such Industrial Development Bonds;"

Section 1.2. Section 5.10(d) of the Note Agreement shall be and is hereby amended by deleting the words "or the value of such property," appearing after the words "taken as a whole" of said Section.

Section 1.3. Section 5.10(h) of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

              "(h) Liens securing Industrial Development Bonds or a reimbursement obligation with respect to a letter of credit, insurance or other credit enhancement securing such Industrial Development Bonds;"

Section 1.4. Section 5.10(j) of the Note Agreement shall be and is hereby amended as follows:

     (a) by adding the words "in connection with Capitalized Leases and Liens" after the words "of a Constituent Company or a Subsidiary, including Liens" in said Section;

     (b) by deleting the word "such" appearing after the words "existing on" and before the words "fixed assets at the time of acquisition" in said Section;

     (c) by deleting the comma appearing after the word "constructed" in clause (1) of said Section and replacing it with the words "and, if required by the terms of the instrument originally creating such Lien, other property which after the Closing Date is an improvement to or is acquired for specific use in connection with such fixed assets which is the subject of such Lien;"; and

     (d)  by deleting the number "180" and replacing it with "360" in clause
(2) of said Section.

Section 1.5. Section 5.13 of the Note Agreement shall be and is hereby amended as follows:

     (a) Clause (a)(6) thereof is amended by deleting the word "and" following the semi-colon therein;

     (b) Clause (a)(7) thereof shall be and is hereby amended by adding the word "and" following the semi-colon therein; and

     (c) Clause (a) thereof shall be and is hereby amended by adding a new clause (8) thereto which reads in its entirety as follows:

     (8) the Constituent Companies may sell or otherwise dispose of or cause its Subsidiaries to sell or otherwise dispose of the wiping cloth business acquired pursuant to the Ace-Tex Acquisition; provided, that such sale or disposition is completed within thirty (30) days of the Ace-Tex Acquisition (the "Permitted Ace-Tex Disposition").

Section 1.6. Section 5.13(b)(1) of the Note Agreement shall be and is hereby amended by adding "(i)" before the words "the sale" and by adding "and (ii) the Permitted Ace-Tex Disposition;" after the words "Wholly-Owned Subsidiary" appearing therein.

Section 1.7. Section 5.13(b)(2) of the Note Agreement shall be and is hereby amended by adding "(including the assumption of debt)" after the words "other property" and before the words "to a Person or Persons" in said Section.

Section 1.8. Section 8 of the Note Agreement shall be and is hereby amended by adding the following definition immediately before the definition of "Affiliate" in said section:

              "Ace-Tex Acquisition" shall mean the acquisition by either Constituent Company or any of their Wholly-Owned Subsidiaries of all of the issued and outstanding capital stock of Ace-Tex Corporation, a Michigan corporation.

Section 1.9. The definition of "Credit Agreement" in Section 8 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

              ""Credit Agreement" shall mean that certain Bank Credit Agreement dated as of September 10, 1993, as amended by the Amendment No. 1 to Loan and Letter of Credit Reimbursement Agreement dated as of December 29, 1994 among the Parent, Unitog Rental Services, Inc., the financial institutions which are from time to time parties thereto, United Missouri Bank of Kansas City, as agent, as the same may be amended or modified from time to time, and any credit facility or agreement in replacement of, renewal of or expansion of that certain Bank Credit Agreement described above."

Section 1.10. The definition of "Industrial Development Bonds" in Section 8 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

              ""Industrial Development Bonds" shall mean any bond issued by or on behalf of a political subdivision the interest on which is excludable from gross income for federal income tax purposes on the date such obligations were issued."

Section 1.11. Section 8 of the Note Agreement shall be and is hereby amended by adding the following definition immediately before the definition of "Person" and immediately after the definition of "PBGC":

              "Permitted Ace-Tex Disposition" shall have the meaning set forth in e5.13(a)(8).

Section 2.  Miscellaneous.

Section 2.1. This First Amendment shall be construed in connection with and as part of the Note Agreement, and all terms, conditions and covenants contained in the Note Agreement shall be and remain in full force and effect.

Section 2.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

Section 2.3. Except as modified and expressly amended by this First Amendment, the Note Agreement is in all respects ratified, confirmed and approved and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 2.4. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 2.5. This First Amendment shall be governed by and construed in accordance with Illinois law.

Section 2.6. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.



                                                  Unitog Company



                                           By/s/ J. Craig Peterson
                                           Its Senior Vice President -
                                           Finance and Chief Financial Officer


                                                  Unitog Rental Services, Inc.



                                           By/s/ J. Craig Peterson
                                           Its Senior Vice President -
                                           Finance and Chief Financial Officer

Accepted and Agreed to:

Metropolitan Life Insurance Company



By/s/ Robert B. Bodett
Its Assistant Vice-President



By
Its